UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): May 25, 2007

                             TRIARC COMPANIES, Inc.
             (Exact name of registrant as specified in its charter)

Delaware                          1-2207                     38-0471180
(State or other jurisdiction      (Commission File Number)   (IRS Employer
   of incorporation)                                         Identification No.)


             280 Park Avenue
               New York, NY                           10017
   (Address of principal executive offices)         (Zip Code)


       Registrant's telephone number, including area code: (212) 451-3000

                                 Not Applicable
          (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.        Entry into a Material Definitive Agreement.

     As previously reported, in connection with its corporate restructuring, Triarc Companies, Inc. ("Triarc") announced on April 20, 2007 that an Agreement and Plan of Merger (the "Merger Agreement") was entered into as of April 19, 2007 by and among Deerfield Triarc Capital Corp. ("DFR"), DFR Merger Company, LLC, a subsidiary of DFR ("Merger Sub"), Deerfield & Company LLC ("Deerfield") and Triarc (in its capacity as the sellers' representative). Pursuant to the Merger Agreement, DFR, a diversified financial company that is externally managed by a subsidiary of Deerfield, will acquire Deerfield, a Chicago-based fixed income asset manager in which Triarc owns a controlling interest, pursuant to a merger of Merger Sub with and into Deerfield (the "Merger").

     The execution and delivery of the Merger Agreement triggered under Deerfield's existing operating agreement the right of certain affiliates of Gregory H. Sachs, a director of Triarc, the founder of Deerfield and a director and the chairman and chief executive officer of Deerfield and its subsidiaries, to require Triarc to purchase for cash all or a portion of the membership interests in Deerfield held by these affiliates of Mr. Sachs (the "Sachs Affiliated Parties") simultaneously with the completion of the Merger. The Sachs Affiliated Parties hold in the aggregate 25.854% of the capital interests and 24.988% of the profits interests in Deerfield.

     On May 25, 2007, the Sachs Affiliated Parties, Deerfield and Triarc entered into a letter agreement (the "Put Exercise Agreement") pursuant to which the Sachs Affiliated Parties irrevocably exercised their right to require Triarc to purchase for cash all of the membership interests in Deerfield held by the Sachs Affiliated Parties simultaneously with the completion of the Merger. Set forth below is a brief description of the material terms and conditions of the Put Exercise Agreement. This description does not purport to be complete and is qualified in its entirety by the Put Exercise Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

     In the Put Exercise Agreement, the parties agreed that the purchase price for all of the membership interests in Deerfield held by the Sachs Affiliated Parties will be based on a total equity value of Deerfield (negotiated by the parties for this purpose only) equal to $285,373,000 minus the amount of the Severance Benefit (as defined below) and the Pro Rata Bonus (as defined below) that actually reduces the aggregate cash consideration payable to the members of Deerfield under the Merger Agreement. If the parties had not agreed on a purchase price, pursuant to Deerfield's operating agreement, an independent third party valuation firm would have determined the price to be paid by Triarc for the membership interests in Deerfield held by the Sachs Affiliated Parties.

     In connection with this exercise, Mr. Sachs tendered his irrevocable resignation as a director and as chairman and chief executive officer of Deerfield and its subsidiaries, effective upon completion of the Merger. The Put Exercise Agreement provides that Mr. Sach's resignation will be treated under his employment agreement as a termination by Deerfield of Mr. Sachs without "cause", entitling him to a severance benefit in an amount equal to the annual base salary (currently $1.0 million) Mr. Sachs would have received had he remained employed with Deerfield and its subsidiaries from the closing date of the Merger through July 22, 2009 (the "Severance Benefit") and a pro rata bonus for 2007 equal to the amount determined in accordance with Mr. Sachs' existing employment agreement (the "Pro Rata Bonus"). As previously announced, Mr. Sachs will continue to serve as a director of Triarc until Triarc's 2007 annual meeting. It is anticipated, however, that Mr. Sachs will remain as a director of DFR.

     The Put Exercise Agreement also provides that the Sachs Affiliated Parties will remain members of Deerfield until the closing of the Merger Agreement, and therefore will participate in any distributions made by Deerfield until then pursuant to the Merger Agreement. The Sachs Affiliated Parties, however, will not be considered members of Deerfield for purposes of the payment of aggregate merger consideration or the post-closing indemnification provisions contained in the Merger Agreement.

     It is anticipated that a separate agreement will be entered into governing certain other aspects relating to Mr. Sachs' departure from Deerfield upon completion of the Merger.


Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits


10.1 Letter Agreement, dated as of May 25, 2007, among Sachs Capital Management LLC, Spensyd Asset Management LLLP, Deerfield & Company LLC and Triarc Companies, Inc.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Triarc has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: May 30, 2007

                                   TRIARC COMPANIES, INC.



                                   By: /s/STUART ROSEN
                                       -----------------------------
                                       Name:  Stuart I. Rosen
                                       Title: Senior Vice President
                                              and Associate General Counsel,
                                              and Secretary


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                                  EXHIBIT INDEX


Exhibit No.          Description

10.1 Letter Agreement, dated as of May 25, 2007, among Sachs Capital Management LLC, Spensyd Asset Management LLLP, Deerfield & Company LLC and Triarc Companies, Inc.